                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                        WEATHERFORD INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[WEATHERFORD LOGO]


                                 April 12, 1999


Dear Weatherford Stockholder:


     You are cordially invited to join us at the 1999 Annual Meeting of Stockholders of Weatherford International, Inc. to be held at 9:00 a.m. on May 6th in Houston, Texas. The Annual Meeting will be held at The Luxury Collection Hotel of Houston located at 1919 Briar Oaks.


     This year you will be asked to vote in favor of one proposal concerning the election of eight directors. The proposal is more fully explained in the attached proxy statement, which we encourage you to read.

     Whether or not you plan to attend the Annual Meeting, we strongly encourage you to designate the proxies shown on the enclosed proxy card to vote your shares and return your signed proxy card at your earliest convenience.

     Thank you for your cooperation.

                                           Sincerely,

                                           [DUROC-DANNER SIGNATURE]

                                           Bernard J. Duroc-Danner
                                           Chairman of the Board, President and

                                           Chief Executive Officer

--------------------------------------------------------------------------------

Weatherford International,
Inc.            www.weatherford.com
515 Post Oak Blvd., Suite 600
Houston, Texas 77027

[WEATHERFORD LOGO]

                        WEATHERFORD INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:           Thursday, May 6, 1999
TIME:           9:00 a.m. (Houston time)

PLACE:          The Luxury Collection Hotel of Houston
                1919 Briar Oaks
                Houston, Texas 77027


MATTERS TO BE VOTED ON:

     1. Election of eight directors to hold office for a one-year term; and

     2. Any other matters that may properly come before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR.


     Your Board of Directors has set March 29, 1999, as the record date for the Annual Meeting. Only those stockholders who were holders of record of our common stock at the close of business on March 29, 1999, will be entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and at our offices at 515 Post Oak Blvd., Suite 600, Houston, Texas for a period of ten days prior to the Annual Meeting.


     You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy will be returned to you if you are present at the Annual Meeting and request us to return your proxy card.


                                           By Order of the Board of Directors

                                           /s/ CURTIS W. HUFF

                                           Curtis W. Huff
                                           Corporate Secretary

Houston, Texas

April 12, 1999

                        WEATHERFORD INTERNATIONAL, INC.

                                PROXY STATEMENT


ANNUAL MEETING:        Date:  Thursday, May 6, 1999
                       Time:  9:00 a.m. (Houston time)
                       Place: The Luxury Collection Hotel of Houston
                              1919 Briar Oaks
                              Houston, Texas 77027


AGENDA: One proposal, numbered as Item 1 on the proxy card, for the election of eight nominees as directors of the Company.

WHO CAN VOTE:          All holders of record of our common stock at the close of
                       business on March 29, 1999, are entitled to vote. Holders of the common stock are entitled to one vote per share at the Annual Meeting. The common stock is the only class of our securities that is entitled to vote at the Annual
                       Meeting.


PROXIES SOLICITED BY:  Your vote and proxy is being solicited by our Board of
                       Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of our Board of Directors to all stockholders beginning on April 14, 1999. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.


PROXIES: If you do not indicate how you wish to vote for one or more of the nominees for director, the persons named on the proxy card will vote FOR election of all the nominees for director (Proposal 1). If you "withhold" your vote for any of the nominees, this will be counted as a vote AGAINST that nominee.

REVOKING YOUR PROXY:   You can revoke your proxy by:

                       - writing to the Corporate Secretary (at 515 Post Oak
                         Blvd., Suite 600, Houston, Texas 77027) before the Annual Meeting;

                       - voting again via mail; or

                       - casting your vote in person at the Annual Meeting.

                       Your last vote will be the vote that is counted.


QUORUM: As of March 29th, there were 97,220,856 shares of common stock issued and outstanding and there were approximately 3,200 holders of record of common stock. The presence, in person or by proxy, of stockholders entitled to cast at least 48,610,429 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.


MULTIPLE PROXY CARDS:  If you receive multiple proxy cards it indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

COST OF PROXY
  SOLICITATION:        We have retained Georgeson & Company Inc. to solicit
                       proxies from stockholders at an estimated fee of $6,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

QUESTIONS:          You may call Georgeson & Company Inc. at 1-800-223-2064 if you have any questions.

                     PLEASE VOTE  -- YOUR VOTE IS IMPORTANT

                               BOARD OF DIRECTORS

                             ELECTION OF DIRECTORS
                          ITEM NO. 1 ON THE PROXY CARD

     Eight directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2000 Annual Meeting. All of the nominees for director are now serving as directors. The nominees for election as director are:

                       NAME                         AGE   DIRECTOR SINCE
                       ----                         ---   --------------
Bernard J. Duroc-Danner...........................  45         1988
Philip Burguieres.................................  55         1998
David J. Butters..................................  58         1984
Sheldon B. Lubar..................................  69         1995
William E. Macaulay...............................  53         1998
Robert B. Millard.................................  48         1989
Robert K. Moses, Jr...............................  58         1998
Robert A. Rayne...................................  50         1987

     The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors.

     All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

DIRECTOR BIOGRAPHIES


     BERNARD J. DUROC-DANNER joined the Company in May 1987 to initiate the start-up of EVI, Inc.'s oilfield service and equipment business. He was elected our President in January 1990 and Chief Executive Officer in May 1990. In connection with the merger of EVI, Inc. with Weatherford Enterra, Inc. ("Weatherford Enterra") on May 27, 1998, Mr. Duroc-Danner was elected as our Chairman of the Board. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions with Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company) and Cal Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico).


     PHILIP BURGUIERES was elected to the Board as Chairman Emeritus on May 27, 1998. Mr. Burguieres served as a director of Weatherford Enterra from April 1991 until May 27, 1998, and as Chairman of the Board of Weatherford Enterra from December 1992 until May 27, 1998. From April 1991 to October 1996, he also served as President and Chief Executive Officer of Weatherford Enterra. Mr. Burguieres serves as a director of Denali Incorporated (a provider of products and services for handling critical fluids), McDermott International, Inc. (a company engaged in the fabrication of oilfield equipment), Chase Bank of Texas, N.A. (a national banking organization) and Newfield Exploration Company (an independent oil and gas producer).

     DAVID J. BUTTERS is a Managing Director of Lehman Brothers, Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc., a director of Anangel-American Shipholdings, Ltd. and a member of the Board of Advisors of Energy International, N.V.

     SHELDON B. LUBAR has been the Chairman of Lubar & Co., a private investment company, for more than the past five years. Until February 8, 1999, Mr. Lubar served as Chairman and Chief Executive Officer of Christiana Companies, Inc., a diversified holding company that held shares of our common stock and owned a company that was engaged in refrigerated and dry warehousing, transportation and logistic services. We acquired Christiana in February of this year and control of its warehousing, transportation and logistics business was sold to C2, Inc. For more information about our recent acquisition of Christiana, see Compensation Committee Interlocks and Insider Participation on page 14. Mr. Lubar is a director of C2, Inc., Ameritech Corporation, Massachusetts Mutual Life Insurance Company, Firstar Corporation, MGIC Investment Corporation and Jefferies & Company, Inc. Mr. Lubar was initially appointed to the Board of Directors in connection with our acquisition of Prideco, Inc. in June 1995.



     WILLIAM E. MACAULAY has been the Chief Executive Officer of First Reserve Corporation, a Connecticut-based corporation that manages various investment company funds, for more than the past five years and has served as Chairman of First Reserve Corporation since June 1998. He is a director of Maverick Tube Corporation (a manufacturer of oilfield tubulars, line pipe and structural steel), National-Oilwell, Inc. (a company engaged in the design, manufacture and sale of machinery and equipment and the distribution of products used in oil and gas drilling production), and Cal Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico).


     ROBERT B. MILLARD is a Managing Director of Lehman Brothers, where he has been employed for more than the past five years. Mr. Millard is also a director of GulfMark Offshore, Inc. and L-3 Communications Corporation.

     ROBERT K. MOSES, JR. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Weatherford Enterra Board from May 1989 to December 1992.

     ROBERT A. RAYNE has been an Executive Director of London Merchant Securities plc (property investment and development with major investments in leisure enterprises), a United Kingdom-listed public limited company, for more than the past five years.

NOMINATION AGREEMENT

     In connection with the Weatherford merger, each of Messrs. Burguieres, Macaulay and Moses were elected to the Board of Directors. Under the terms of the merger, we agreed to submit each of Messrs. Burguieres, Macaulay and Moses as nominees for re-election to the Board of Directors at this Annual Meeting and at the 2000 Annual Meeting, subject to the fiduciary duties of our Board of Directors and the willingness of these individuals to serve as directors.

                      COMMITTEES AND MEETINGS OF THE BOARD

COMMITTEES

     The Board of Directors has created the following committees:

     - Audit

     - Compensation

     - Executive

     The Board of Directors does not have a standing Nominating Committee.

NUMBER OF MEETINGS

     During 1998, the Board of Directors met six times, the Compensation Committee met one time and the Audit Committee met one time. The Executive Committee did not meet. All of the directors attended at least 75% of all Board of Directors and Committee meetings during 1998.

AUDIT COMMITTEE


     Messrs. Butters (Chair), Lubar and Rayne are the current members of the Audit Committee. The primary functions of the Audit Committee under its charter are:



     - assessing the independence and performance of our independent and internal auditors;



     - recommending to the Board the selection and discharge of our independent auditors; and



     - evaluating the adequacy of our internal accounting controls.


COMPENSATION COMMITTEE

     Messrs. Lubar, Moses (Chair) and Rayne are the current members of the Compensation Committee. The primary functions of the Compensation Committee are:

     - recommending to the Board the compensation to be paid to the directors, officers and key employees; and

     - subject to review and approval of certain matters by the full Board of Directors, administering the compensation plans for the executive officers.

EXECUTIVE COMMITTEE

     Messrs. Duroc-Danner (Chair), Burguieres, Macaulay and Millard are the current members of the Executive Committee. The primary function of the Executive Committee is to act on behalf of the Board of Directors between regularly scheduled meetings of the Board.

                               BOARD COMPENSATION

DIRECTORS' FEES

     The directors who are not employees are paid the following fees:

     - $1,000 for each Board and Committee meeting attended;

     - $1,500 for the Committee Chairman for each Committee meeting attended;
       and

     - $7,000 for each quarter of the year in which the person serves as a director.

     Mr. Butters, who served as Chairman of the Board until May 27, 1998, received an additional retainer of $6,250 per month while serving as Chairman of the Board.

DEFERRAL PLAN FOR OUTSIDE DIRECTORS

     Under our Non-employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted into non-monetary units representing shares of common stock that could have been purchased with the deferred fees based on the market price of the common stock at the time of the deferral. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director's account equal to the sum of (1) 7.5% of the director's fees plus (2) the amount of fees deferred by the director. Our directors may generally determine when the funds will be distributed from the plan. The amount of the distribution will be equal to the number of shares in the director's account multiplied by the market price of the common stock at the time of distribution. Distributions may, at our election, be made in cash, common stock or a combination of both. During 1998, we contributed $9,300, $4,275, $1,200, $1,050 and $3,900 to the accounts of Messrs. Butters, Lubar, Macaulay, Moses and Rayne, respectively, which represented 278, 170, 67, 59 and 154 shares allocated to their respective accounts.

STOCK OPTIONS FOR DIRECTORS

     Until September 1998, we maintained an Amended and Restated Non-Employee Director Stock Option Plan, under which each non-employee director was granted an option to purchase 10,000 shares of common stock when the director was first elected and each time he was re-elected as a director. During 1998, options to purchase 10,000 shares of common stock were granted to each of Messrs. Macaulay and Moses upon their election to the Board. Each option has a ten-year term and is fully exercisable in one year. No further options will be granted under this plan.

     On September 8, 1998, we granted to each of the non-employee directors and Mr. Burguieres an option or warrant to purchase 60,000 shares of common stock at a purchase price per share equal to $18.125, which was the fair market value of the common stock as of that day. These grants were issued under agreements between us and the non-employee directors and Mr. Burguieres. Each option or warrant has a 13-year term and becomes fully exercisable on September 8, 2001.

BURGUIERES EMPLOYMENT AGREEMENT

     In June 1998, we entered into an employment agreement with Mr. Burguieres, which has a term of ten years and provides for an annual salary of $120,000. Under the terms of his employment agreement, Mr. Burguieres will be employed as Chairman Emeritus of the Board of Directors. However, we are not obligated to re-elect Mr. Burguieres as Chairman Emeritus and the Board of Directors is not required to nominate Mr. Burguieres for re-election as a director upon the expiration of his current term. If we terminate Mr. Burguieres' employment for any reason other than for "cause" or as a result of death or disability, Mr. Burguieres or his estate will be entitled to receive annual salary payments through the term of the agreement and Mr. Burguieres and his eligible dependents will continue to receive health and medical benefits. If we terminate his employment for "cause", Mr. Burguieres will not be entitled to any further salary payments or health and medical benefits. Under Mr. Burguieres' employment agreement, "cause" is generally defined as (i) an act of dishonesty which constitutes a felony or results in personal gain or enrichment at our expense,
(ii) willful and continued failure to substantially perform his duties after written demand is made by the Board or (iii) Mr. Burguieres' ownership, management or employment by any business which competes, in our reasonable judgment, with any business conducted by us.

                                STOCK OWNERSHIP

                STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     This table shows the number and percentage of shares of common stock beneficially owned by our directors and executive officers as of March 29, 1999. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.


                                                    AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED
                                                -------------------------------------------------------
                                                 NUMBER OF                               PERCENT OF
                     NAME                       SHARES OWNED   RIGHT TO ACQUIRE(1)   OUTSTANDING SHARES
                     ----                       ------------   -------------------   ------------------
Bernard J. Duroc-Danner.......................          --            830,000                 *
Philip Burguieres(2)..........................     197,865                 --                 *
David J. Butters(3)...........................     102,160             10,000                 *
Sheldon B. Lubar(4)...........................     746,969             30,000                 *
William E. Macaulay(5)........................   5,567,349             10,000                5.7%
Robert B. Millard(6)..........................     108,960             10,000                 *
Robert K. Moses, Jr.(7).......................     424,383             10,000                 *
Robert A. Rayne(8)............................          --             20,000                 *
John C. Coble.................................          --             80,400                 *
Randall D. Stilley(9).........................       4,750             19,000                 *
Robert F. Stiles..............................         200             60,000                 *
E. Lee Colley, III............................          --                 --                 *
Bruce F. Longaker, Jr.(10)....................          --                 --                 *
Curtis W. Huff(11)............................      76,000                 --                 *
Frances R. Powell.............................         953             41,000                 *
Jon R. Nicholson(12)..........................      15,840                 --                 *
Donald R. Galletly(13)........................       5,000                 --                 *
James G. Kiley(14)............................          --             55,000                 *
All officers and directors as a group (18
  persons)....................................   7,250,429          1,175,400                8.6%


---------------

  *  Less than 1%.


 (1) Shares of common stock that can be acquired through stock options exercisable through May 28, 1999.


 (2) Includes (i) 409 shares held under our Employee Stock Purchase Plan, as to which he has sole voting and no dispositive power, (ii) 421 shares held under our 401(k) Savings Plan, as to which he has sole voting and no dispositive power, (iii) 950 shares held by his wife, over which he has no voting or dispositive power, and (iv) 475 shares held by his adult son supported by him, over which Mr. Burguieres has sole voting and dispositive power. Mr. Burguieres disclaims beneficial ownership of the shares held by his wife and son.


 (3) Includes 14,388 shares held by his wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership. Also includes 41,160 shares held in trusts for his children, of which he is the trustee and has voting and dispositive power. Excludes 3,598,832 shares held by Lehman Brothers Holding Inc., an affiliate of Lehman Brothers, Inc.



 (4) Includes 355,114 shares held by his wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership. Also includes 27,342 shares held in trusts for his grandchildren, of which he is the trustee and has voting and dispositive power.



 (5) Includes 6,619 shares held by his wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership. Includes 5,558,340 shares owned beneficially by First Reserve Corporation. Mr. Macaulay is Chairman and Chief Executive Officer of First Reserve. Mr. Macaulay disclaims beneficial ownership of the shares of common stock beneficially owned by First Reserve.



 (6) Excludes 3,598,832 shares held by Lehman Brothers Holding Inc., an affiliate of Lehman Brothers, Inc.



 (7) Includes an aggregate of 42,750 shares held in various trusts for Mr. Moses' family, of which Mr. Moses is the trustee and has sole voting and dispositive power. Excludes (i) an aggregate of 49,875 shares held in various trusts for Mr. Moses' children, (ii) 1,758 shares held in a trust for Mr. Moses' son and (iii) 593 shares held by Mr. Moses' adult son. Mr. Moses has no voting or dispositive power over these excluded shares. Mr. Moses disclaims beneficial ownership of all of the above-described shares.



 (8) Excludes 400,000 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Executive Director. Mr. Rayne disclaims beneficial ownership of all of these shares.



 (9) Includes 4,156 restricted shares which are subject to a vesting schedule, forfeiture risk and other restrictions.



(10) Mr. Longaker became an executive officer in March 1999.



(11) Includes 75,000 restricted shares that vest over a four-year period through June 2002.



(12) Includes (i) 2,494 restricted shares which are subject to a vesting schedule, forfeiture risk and other restrictions and (ii) 1,039 shares held under our 401(k) Savings Plan over which he has sole voting and no dispositive power.



(13) Includes 1,000 shares held by his wife.



(14) Mr. Kiley ceased to be an executive officer as of March 1, 1999.


                      STOCK OWNED BY "BENEFICIAL HOLDERS"

     This table shows information for each person known by us to beneficially own 5% or more of the outstanding shares of common stock as of March 29, 1999:


            NAME AND ADDRESS OF                                        PERCENT OF
             BENEFICIAL OWNER                NUMBER OF SHARES(1)   OUTSTANDING SHARES
            -------------------              -------------------   ------------------
First Reserve Corporation(2)...............       5,558,340               5.7%
  475 Steamboat Road
  Greenwich, CT 06830
FMR Corp.(3)...............................       9,506,437               9.8%
  82 Devonshire Street
  Boston, Massachusetts 02109


---------------

(1) This information is based on information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. The persons listed have sole voting and dispositive power for their shares of common stock, unless otherwise noted.

(2) Represents shares owned by the following funds (the "First Reserve Funds"), for each of which First Reserve Corporation is the general partner: American Gas & Oil Investors, Limited Partnership -- 1,252,000 shares; AmGO II, Limited Partnership -- 807,500 shares; First Reserve Fund V, Limited Partnership -- 2,160,000 shares; First Reserve Fund V-2, Limited
    Partnership -- 608,000 shares; and First Reserve Fund VI, Limited Partnership -- 698,602 shares. First Reserve, in its role as managing general partner of the First Reserve Funds, has the power to cause each First Reserve Fund to dispose of or vote shares of common stock held by each fund. Also includes 32,238 shares owned directly by First Reserve. The principal beneficial owners of the common stock of First Reserve are its executive officers, including Mr. Macaulay, Chairman and Chief Executive Officer of First Reserve, who is one of our directors.

(3) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the beneficial owner of 8,690,319 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 814,408 shares as a result of serving as investment manager of various institutional accounts. Fidelity International Limited is the beneficial owner of 1,710 shares and has sole voting and dispositive power over all such shares. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 8,690,319 shares owned by the Funds and Mr. Johnson and FMR, through its control of FMTC, each has sole power to vote and dispose of 814,408 shares owned by the institutional accounts. The Funds' Board of Trustees has sole power to vote all shares owned by the Funds. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Additionally, Mr. Johnson and FMR may be deemed to be the beneficial owner of an additional 18,750 shares resulting from the assumed conversion of 30,000 of our 5% Convertible Subordinated Preferred Equivalent Debentures. Members of the Mr. Johnson's family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group as to FMR.

                               EXECUTIVE OFFICERS


     In addition to Mr. Duroc-Danner, whose biography is shown on page 3, the following persons are our executive officers. None of the executive officers or directors have any family relationships with each other.



                NAME                   AGE                          POSITION
                ----                   ---                          --------
Bernard J. Duroc-Danner..............  45    Chairman of the Board, President and Chief Executive
                                             Officer
John C. Coble........................  56    Senior Vice President and President -- Drilling
                                             Products Division
Randall D. Stilley...................  45    Senior Vice President and President -- Completion &
                                             Oilfield Services Division
Robert F. Stiles.....................  41    Senior Vice President and President -- Weatherford
                                             Global Compression Services Division
E. Lee Colley, III...................  42    Senior Vice President and President -- Artificial Lift
                                             Systems Division
Bruce F. Longaker, Jr. ..............  45    Senior Vice President, Chief Financial Officer and
                                             Treasurer
Curtis W. Huff.......................  41    Senior Vice President, General Counsel and Secretary
Frances R. Powell....................  44    Vice President -- Accounting and Controller
Donald R. Galletly...................  47    Vice President -- Communications and Investor Relations
Jon R. Nicholson.....................  56    Vice President -- Human Resources



     JOHN C. COBLE was elected Senior Vice President and President -- Drilling Products Division on May 27, 1998. Mr. Coble joined the Company in July 1981 and was elected Executive Vice President in March 1997. Mr. Coble has served as President of Grant Prideco, Inc., one of our subsidiaries included in the Drilling Products Division, since October 1995. From December 1991 to October 1995, he served as Chief Operating Officer.



     RANDALL D. STILLEY was elected Senior Vice President and
President -- Completion & Oilfield Services Division on May 27, 1998. Prior to that time, Mr. Stilley served as Senior Vice President and President of Services of Weatherford Enterra since January 1998. Prior to joining Weatherford Enterra, Mr. Stilley held various management positions with Halliburton Company from 1976 until 1998, serving as Vice President-Asia Pacific/China from 1995 until December 1997.



     ROBERT F. STILES was elected Senior Vice President on May 27, 1998, and President -- Weatherford Global Compression Services Division in February 1999. The Weatherford Global Compression Services Division is a joint venture that is 64% owned by us and 36% owned by GE Capital Corporation. Mr. Stiles joined us in October 1992 and was elected a Vice President in March 1997. Mr. Stiles served as President of our Artificial Lift Systems Division from January 1996 to November 1998. Prior to that time, Mr. Stiles served as President of Production Oil Tools, Inc., one of our subsidiaries included in our Artificial Lift

Systems Division, from November 1993 to December 1995 and as Vice President of Manufacturing of Grant Prideco from October 1992 to November 1993.



     E. LEE COLLEY, III was elected Senior Vice President and
President -- Artificial Lift Systems Division in November 1998. Mr. Colley joined us in March 1996 and has served in several positions including Vice President/General Manager of the Artificial Lift Systems Division. Prior to that time, Mr. Colley worked for over 20 years for Halliburton Company in various manufacturing, sales and marketing managerial positions.



     BRUCE F. LONGAKER, JR. was elected Senior Vice President, Chief Financial Officer and Treasurer in March 1999. Prior to that time, Mr. Longaker was employed by Camco International, Inc. for the last 18 years, where he last served as Vice President -- Finance and Controller since 1992.


     CURTIS W. HUFF was elected Senior Vice President, General Counsel and Secretary on May 27, 1998. Prior to that time, Mr. Huff was a partner with the law firm of Fulbright & Jaworski L.L.P., our counsel, and held that position for more than five years. Mr. Huff continues to provide advisory services to Fulbright & Jaworski L.L.P. We have retained Fulbright & Jaworski L.L.P. with respect to various legal matters for which we pay usual and customary fees.


     FRANCES R. POWELL was elected our Vice President -- Accounting in May 1994, Controller in November 1991 and has been employed by us since 1990. From 1986 to 1990, she served as Controller for and held other managerial positions with GulfMark Offshore, Inc.


     DONALD R. GALLETLY was elected our Vice President -- Communications and Investor Relations in June 1998. Prior to that time, he worked for Dresser Industries, Inc. as Vice President of Communications and Investor Relations from October 1997 to May 1998 and as Vice President of Investor and Public Relations from February 1993 to October 1997.

     JON R. NICHOLSON was elected our Vice President -- Human Resources on May 27, 1998. Prior to that time, Mr. Nicholson worked for Weatherford Enterra as Vice President -- Human Resources from October 1995 to May 1998 and as Director of Human Resources from February 1993 to October 1995.

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors and the Compensation Committee of the Board of Directors is pleased to present this report on the compensation policies for our executive officers for 1998. This report sets forth the major components of executive compensation and the basis by which 1998 compensation determinations were made by the Board of Directors and the Compensation Committee for the executive officers.

     On May 27, 1998, EVI, Inc. merged with Weatherford Enterra. Following the merger, a number of new officers and a new compensation committee, consisting of Messrs. Lubar, Moses and Rayne, were appointed. The Compensation Committee decided to use EVI's former compensation policies and guidelines as a basis for determining compensation, with certain exceptions made for prior employees of Weatherford Enterra who were under certain contractual commitments.

COMPENSATION POLICY AND GUIDELINES

     The goal of our compensation policy and practices is to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels both with the interests of stockholders and with the Company's overall performance. Our compensation programs have historically stressed stock-based compensation as a means of providing incentives to executive officers to achieve growth in the value of the common stock. With this objective in mind, our executive compensation program has included a combination of reasonable base salaries and various long and short-term incentive programs linked to the Company's financial and stock performance. In making compensation decisions, the Compensation Committee's decisions have typically also taken into account the cyclical nature of the industry and the Company's progress toward achieving strategic objectives.

COMPENSATION PROGRAM COMPONENTS

     Our compensation programs are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable in light of the Company's overall performance. Our stock-based compensation decisions for the executive officers are approved by our full Board of Directors following recommendations by the Compensation Committee.

     The Compensation Committee was charged with reviewing and recommending the specific base and bonus compensation of the President and Chief Executive Officer (the "Principal Executive"). The Board of Directors and Compensation Committee has delegated to Mr. Duroc-Danner, as our Chief Executive Officer, the authority to review and adjust the base and cash bonus compensation for the other executive officers. His decisions are reviewed by the Compensation Committee.

     Decisions on stock options and other long-term incentive plans are made by the Board after consideration of the Company's results and discussion with and recommendations from Mr. Duroc-Danner as to the executive officers under his supervision.

     The particular elements of the compensation programs for the Principal Executive and other executive officers are explained in more detail below.

     Base Salary -- Base salary levels have primarily been determined based on market factors, including the market for similar executives and the desire by us to recruit and retain key executive officers. Our analysis has also included comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Dow Jones Oilfield Equipment and Services Index in the performance graph set forth herein. Salary levels are based on individual skills and performance and market comparisons. Adjustments made during 1998 to the compensation of various officers were based on various factors, including their individual scope of responsibility, tenure, and overall performance.

     Annual Performance Compensation -- Annual performance compensation has historically been provided to the executive officers in the form of cash and non-cash bonuses relating to financial and operational achievements. The amount and form of bonuses for 1998 were determined by the Compensation Committee in the case of Mr. Duroc-Danner and by Mr. Duroc-Danner in the case of the other executive officers, subject to approval of the Board of Directors as to grants of stock options or other non-cash bonuses.

     The decision to award an annual bonus has historically been based primarily upon a subjective analysis of the executive officer's job performance and the specific accomplishments of the executive officer during the preceding twelve month period after giving consideration to other compensation received by the officer.

     The decision-making process for the granting of bonuses has typically occurred in May of each year following the annual meeting of stockholders and has involved the consideration of the prior year's results as well as achievements and results through such time. Various bonuses were paid to the executive officers in the first quarter of 1998 in recognition of those officers assistance in achieving the Company's growth in 1997 and the first part of 1998, including assistance in completing numerous acquisitions and the Weatherford merger, and other factors. The decisions on the amounts of such bonuses were based on subjective factors.


     Following the merger of EVI, Inc. and Weatherford Enterra, we have begun the process of combining the bonus programs of the two companies. Both companies considered financial performance in the bonus determinations, including whether specific targets were met during the year. Given the extreme downturns that occurred in our industry in 1998 and the impact of our merger, the targets established by both companies were not met. We, however, did consider the individual accomplishments of our executive officers during 1998 in repositioning our Company for future growth and concluded cash bonuses for their efforts were merited. We also were required to pay certain contractual bonuses under the terms of the employment agreements with those officers who were previously with Weatherford Enterra. We believe that the bonuses paid were reasonable in light of the significant work performed by our officers in 1998.


     Deferred Compensation Plan -- We maintain an executive deferred compensation plan that provides our key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the common stock and that may only be realized upon the employee's retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of shares of common stock that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in the common stock, a portion of the compensation that they would otherwise receive from the Company, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral by the employee. Mr. Duroc-Danner and other executive officers have all elected to defer 7.5% of their compensation under this plan. This plan provides for a five-year vesting period with respect to the Company's contributions and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the common stock at the time the employee retires, terminates his employment or dies. We believe that this plan is an important component of the stock-based compensation program and provides and serves the purpose of aligning management's interest with those of the Company's stockholders.


     Stock Option Program -- The use of stock options is considered to be an important incentive to our executive officers for working toward the Company's long-term growth. We believe that options provide our officers with a benefit that will increase only to the extent that the value of the common stock increases. Accordingly, we have from time to time granted to the executive officers options to purchase shares of common stock. The number of shares granted is determined based on the level and contribution of the officer and has generally taken into account stock ownership and other options held by the officer. Stock options are subject to vesting over a number of years and have exercise prices equal to the market price of the common stock at the date of grant.


     In 1998, options to purchase a total of 1,287,000 shares of common stock were granted to the executive officers. These options are subject to three-year cliff-vesting so that an officer will not be entitled to the options if he or she elected to leave. We believe that this type of vesting provides strong incentives for creating the long-term value for the Company. We believe that the number of stock options granted by us to our executive officers during 1998 was consistent with industry standards and our objectives to emphasizing stock-based compensation at the senior executive officer level.

DISCUSSION OF 1998 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     In fixing the compensation of Mr. Duroc-Danner for 1998, the Compensation Committee determined that it would be appropriate to increase Mr. Duroc-Danner's base compensation from $400,000 to $550,000 and award him a bonus of $700,000 in the first quarter of 1998 in recognition of his past services to and accomplishments for the Company. Mr. Duroc-Danner also received a bonus of $430,000 in the first quarter of 1999 in recognition of his efforts to expand and grow the Company's businesses, his defining and implementing the Company's growth strategy in 1998 and his general accomplishments in implementing the Weatherford merger.

     The increase in Mr. Duroc-Danner's base salary was intended to make his compensation more competitive with those of similar officers in competing companies, including a number of companies included in the Dow Jones Oilfield Equipment and Services Index in the performance graph set forth herein. During 1998, Mr. Duroc-Danner also received options to purchase 350,000 shares of common stock. The number of shares subject to the options was fixed at that level in order to provide Mr. Duroc-Danner with material incentives to increase the value of the common stock in the future. In reviewing Mr. Duroc-Danner's compensation for 1998, the Compensation Committee also sought to reward Mr. Duroc-Danner for his substantial achievements in bringing growth to the Company, as well as provide incentive for the future through stock option grants. No single factor was considered determinative in this decision.

COMPENSATION DEDUCTION LIMITATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the Company's stockholders. We believe that maintaining the discretion to evaluate the performance of our management is an important part of our responsibilities and benefits the Company's stockholders. We intend to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

SUMMARY


     We believe that the executive compensation program followed by us in 1998 was consistent with the compensation programs provided by other companies that are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the Dow Jones Oilfield Equipment and Services Index in the performance graph on page 18. We further believe that the compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Board and Compensation Committee intend to review the compensation policies on an ongoing basis to assure that compensation paid appropriately reflects corporate and individual performance, yielding awards that are reflective of the annual financial and operational results of the Company. Finally, we believe that the deferred compensation plan and stock option program provide significant incentives to our key employees to enhance stockholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company's stockholders.


                               Philip Burguieres
                                David J. Butters
                            Bernard J. Duroc-Danner
                               Sheldon B. Lubar*
                              William E. Macaulay
                               Robert B. Millard
                             Robert K. Moses, Jr.*
                                Robert A. Rayne*

* Members of the Compensation Committee

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION DETERMINATIONS

     The full Board of Directors currently approves all stock grants, with Messrs. Duroc-Danner and Burguieres, both employee directors of the Company, abstaining from voting with respect to the matters. Mr. Duroc-Danner does make recommendations to the Compensation Committee and the full Board of Directors for compensation and stock grants to our employees.

OTHER AFFILIATIONS

     Messrs. Butters and Millard are employed by Lehman Brothers. During 1998, Lehman Brothers received a fee of $3 million from us for the assistance rendered by Lehman Brothers in connection with the Weatherford merger.


     In February 1999, we completed a tax-free merger with Christiana and C2, Inc., under which approximately 4.4 million shares of our common stock were issued to the stockholders of Christiana. Prior to the merger, Christiana transferred its warehousing, transportation and logistics business to C2. Mr. Lubar was Chairman and Chief Executive Officer of Christiana and owned approximately 18.8% of the total outstanding shares of Christiana common stock. Under the terms of the Christiana merger, Mr. Lubar and members of his family received a total of approximately 2,322,340 shares of common stock and aggregate cash consideration of approximately $10,872,000.

                           SUMMARY COMPENSATION TABLE

     This table shows the total compensation paid for the years ended December 31, 1998, 1997 and 1996, to Mr. Duroc-Danner and the four most highly compensated executive officers during 1998:


                                                                                          LONG-TERM
                                                       ANNUAL COMPENSATION              COMPENSATION
                                                 --------------------------------   ---------------------
                                                                                           AWARDS
                                                                     OTHER ANNUAL   ---------------------    ALL OTHER
             NAME AND                            SALARY     BONUS    COMPENSATION   RESTRICTED              COMPENSATION
        PRINCIPAL POSITION                YEAR   ($)(1)    ($)(1)     ($)(2)(3)      STOCK($)     OPTIONS      ($)(4)
        ------------------                ----   -------   -------   ------------   ----------    -------   ------------
Bernard J. Duroc-Danner.................  1998   525,000   430,000     183,750             --     350,000      11,056
  Chairman of the Board, President        1997   391,667   700,000     133,750             --      50,000       9,233
  and Chief Executive Officer             1996   340,000   500,000      66,000             --     400,000      10,472
John C. Coble(5)........................  1998   296,108   150,000     103,366             --     100,000       9,413
  Senior Vice President and               1997   250,000   385,800      69,660             --      40,000       7,241
  President -- Drilling Products          1996        --        --          --             --          --          --
James G. Kiley(6).......................  1998   270,833   137,500      85,625             --     100,000         871
  Former Chief Financial Officer,         1997   241,667   300,000      47,000             --      50,000          --
  Senior Vice President and Treasurer     1996   183,333   150,000      23,250             --     100,000          --
Robert F. Stiles(7)................       1998   260,339   135,000      59,258             --     100,000       6,399
  Senior Vice President and President --  1997   200,000   134,750      30,997             --      60,000       5,636
  Weatherford Global Compression          1996        --        --          --             --          --          --
Curtis W. Huff(8).......................  1998   204,167   175,000         875      2,625,000(9)  200,000         562
  Senior Vice President, General          1997        --        --          --             --          --          --
  Counsel and Secretary                   1996        --        --          --             --          --          --


---------------

(1) Salary and bonus compensation include amounts deferred by each executive officer under our Executive Deferred Compensation Stock Ownership Plan (the "Executive Deferred Plan") described in Note 2 below. The bonus amounts were earned in the year in which they are shown in the table but were paid in the first half of the following year.

(2) Other Annual Compensation includes (i) the vested portion of the amount contributed by us under the Executive Deferred Plan equal to 7.5% of each annual officer's compensation for each year, plus (ii) the vested portion of our matching contribution under the Executive Deferred Plan equal to 100% of the amount deferred by the officer. Each officer can defer up to 7.5% of his or her total salary and bonus compensation each year. Our contributions vest over a five-year period on the basis of 20% per year for each year of service by an officer with us after the later of January 1, 1992 or the date of initial participation in the Executive Deferred Plan. Under the Executive Deferred Plan, the compensation deferred by each officer and our contributions are converted into non-monetary units equal to the number of shares of common stock that could have been purchased by the amounts deferred and contributed at a market-based price. Distributions are made under the Executive Deferred Plan after an officer retires, terminates his employment or dies. The amount of the distribution under the Executive Deferred Plan is based on the number of vested units in the officer's account multiplied by the market price of the common stock at that time. Distributions under the Executive Deferred Plan may, at our election, be made in cash, stock, or combination of both. Our obligations with respect to the Executive Deferred Plan are unfunded. However, we have established a grantor trust, that is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases shares of common stock for the Executive Deferred Plan. As of December 31, 1998, Messrs. Duroc-Danner, Coble, Kiley, Stiles and Huff had 52,454, 33,863, 15,609, 18,164 and 891 units allocated to their respective accounts.

(3) Excludes the total amount of all perquisites and other benefits that were less than the lesser of $50,000 or 10% of the total of annual salary and bonus of each executive officer.


(4) Represents matching contributions of $1,920 made by us in 1998 under our 401(k) Savings Plan for each of Messrs. Duroc-Danner, Coble and Stiles and life insurance premiums of $9,136, $7,493, $871, $4,479 and $562 paid by us in 1998 for each of Messrs. Duroc-Danner, Coble, Kiley, Stiles and Huff, respectively.

(5) Information for Mr. Coble is not presented for 1996 because he was not an executive officer.

(6) Mr. Kiley ceased to be the Chief Financial Officer, Senior Vice President and Treasurer on March 1, 1999.

(7) Information for Mr. Stiles is not presented for 1996 because he was not an executive officer.

(8) Mr. Huff joined us in June 1998.

(9) Mr. Huff was granted 75,000 shares of restricted common stock on June 15, 1998, as a sign-on incentive bonus in connection with his employment by us. The closing market price of the common stock on June 15th was $35 per share. The restricted shares vest at 25% per year over a four-year period as long as we employ Mr. Huff. Mr. Huff may vote the restricted shares and receive dividends. As of December 31, 1998, Mr. Huff held 75,000 shares of restricted common stock, which had a value of $1,453,125 based on the closing market price of $19.375 per share on that date.

                            OPTIONS GRANTED IN 1998

                                         % OF TOTAL
                                          OPTIONS
                                         GRANTED TO                                         GRANT DATE
                              OPTIONS    EMPLOYEES    EXERCISE PRICE                          PRESENT
            NAME              GRANTED    IN 1998(%)   (PER SHARE)($)    EXPIRATION DATE      VALUE($)
            ----              -------    ----------   --------------   -----------------   -------------
Bernard J. Duroc-Danner.....  350,000(1)    8.4           18.125       September 7, 2011     3,762,850(2)
James G. Kiley..............  100,000(1)    2.4           18.125       September 7, 2011     1,075,100(2)
John C. Coble...............  100,000(1)    2.4           18.125       September 7, 2011     1,075,100(2)
Robert F. Stiles............  100,000(1)    2.4           18.125       September 7, 2011     1,075,100(2)
Curtis W. Huff..............  100,000(1)    2.4           18.125       September 7, 2011     1,075,100(2)
                              100,000(3)    2.4            35.00         June 14, 2008       1,896,500(4)

---------------

(1) The options become fully exercisable on September 8, 2001.

(2) Based upon Black-Scholes option valuation model. The calculation assumes volatility of 52%, a risk free rate of 5.02%, a seven year expected life, no expected dividends and option grants at $18.125 per share. The actual value, if any, of any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, this valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(3) The option granted to Mr. Huff vests over a three-year period in one-third increments per year.

(4) Based upon Black-Scholes option valuation model. The calculation assumes volatility of 43.6%, a risk free rate of 5.40%, a seven year expected life, no expected dividends and an option grant at $35 per share. The actual value, if any, of any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, this valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

                      AGGREGATED OPTION EXERCISES IN 1998
                      AND DECEMBER 31, 1998 OPTION VALUES

                                                                    NUMBER OF               VALUE OF UNEXERCISED
                                SHARES OF                    UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                ACQUIRED                        DECEMBER 31, 1998         DECEMBER 31, 1998 ($)(1)
                                   ON          VALUE       ---------------------------   ---------------------------
             NAME               EXERCISE    REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               ---------   ------------   -----------   -------------   -----------   -------------
Bernard J. Duroc-Danner.......        --            --       830,000        350,000       6,700,000       437,500
James G. Kiley................   100,000     2,396,875        55,000        100,000          31,563       125,000
John C. Coble.................        --            --        80,400        100,000         450,650       125,000
Robert F. Stiles..............        --            --        60,000        100,000              --       125,000
Curtis W Huff.................        --            --            --        200,000              --       125,000

---------------

(1) The value is based on difference in the closing market price of the common stock on December 31, 1998 ($19.375), and the exercise price of the options. The actual value, if any, of the unexercised options will be depend on the market price of the common stock at the time of exercise of the options.

                              EMPLOYMENT CONTRACTS

     We have entered into employment agreements with each of our executive officers. Each employment agreement provides for a term of three years and is renewable annually. Under the terms of the employment agreements, if we terminate an executive's employment for any reason other than "cause" or "disability" or by the executive for "good reason", as defined in the employment agreements, the executive will be entitled to receive (1) an amount equal to three times the executive's current base compensation plus the highest bonus paid to the executive during the three years prior the year of termination, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount payable if all retirement plans were vested, (4) the amount that would have been contributed as our match under the 401(k) Savings Plan and the Executive Deferred Plan for three years and (5) the executive's car allowance for three years. Under the employment agreements, "cause" is defined as the willful and continued failure to perform the executive's job, after written demand is made by the Chief Executive Officer or the Board, or the willful engagement in illegal conduct or gross misconduct. Termination by the executive for "good reason" is generally defined as (1) a material reduction in title and/or responsibilities of the executive, (2) certain relocations of the executive or (3) any material reduction in the executive's benefits. In addition, under such circumstances, all stock options and restricted stock granted to the executive will automatically vest. The executive also would have the right to surrender for such cash all such options unless to do so would cause a transaction otherwise eligible for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 to be ineligible for such treatment, in which case the executive would receive shares of common stock equal in value to the cash he or she would have received. All health and medical benefits would also be maintained after termination for a period of three years provided the executive makes his or her required contribution. Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and the executive to adverse U.S. federal income tax consequences. Each of the employment agreements provides that we would be required to pay the executive a "gross up payment" to insure that the executive receives the total benefit intended by the employment agreement. The base compensation payable to Messrs. Duroc-Danner, Coble, Stiles and Huff under the Employment Agreements are $550,000, $300,000, $270,000 and $350,000,
respectively.

     In connection with the retention of Mr. Huff as Senior Vice President, General Counsel and Secretary, we granted to Mr. Huff a sign-on incentive bonus of 75,000 shares of restricted common stock and an option to purchase 100,000 shares of common stock.

     As of March 1, 1999, James G. Kiley ceased serving us as Chief Financial Officer and his employment agreement was amended to reflect his current status. Under the amended agreement, Mr. Kiley will continue as an employee until February 2002 and will receive $575,000 per year for the remainder of his agreement. All of Mr. Kiley's options were amended to expire as of February 2003. Also, 60,000 of the 100,000 options granted to Mr. Kiley in September 1998 were canceled. Mr. Kiley's employment will terminate on his death and may be terminated by Mr. Kiley after a change of control (as defined in the agreement) of the Company. If his employment is so terminated, he or his estate will receive the remainder of his salary through February 2002 and the amount of his accounts under the 401(k) Savings Plan and the Executive Deferred Plan.

                          FIVE-YEAR PERFORMANCE GRAPH

     This graph compares the yearly cumulative return on the common stock with the cumulative return on the Dow Jones Global-U.S. Equity Index and the Dow Jones Other Oilfield Equipment & Services Index (which consists of Baker Hughes Inc., Halliburton Company, McDermott International, Inc. and Schlumberger Limited) for the last five years. The graph assumes the value of the investment in the common stock and each index was $100 on December 31, 1993, and that all dividends are reinvested.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

[PERFORMANCE GRAPH]

                                                                                         DOW JONES
                                                                       DOW JONES       OTHER OILFIELD
  MEASUREMENT PERIOD                                                   GLOBAL-US        EQUIPMENT &
(FISCAL YEAR COVERED)                               WEATHERFORD       EQUITY INDEX        SERVICES
12/31/93                                                 100               100               100
12/31/94                                                  97               101                92
12/31/95                                                 202               139               127
12/31/96                                                 407               171               176
12/31/97                                                 828               229               276
12/31/98                                                 310               294               161
1997
1998

                               OTHER INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, independent public accountants, served as our auditors for the fiscal year ended December 31, 1998. Arthur Andersen LLP has served as our auditors since our inception in 1972. A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to any stockholder questions and will be given an opportunity to make a statement if he or she so desires.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     All of our executive officers and directors are required to file initial reports of stock ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to
Section 16(a) of the Securities Exchange Act of 1934.

     We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met during 1998. The Form 3, reporting initial stock ownership, filed for each of Messrs. Macaulay and Moses inadvertently omitted an option to buy 10,000 shares of common stock.

The option was granted on May 27, 1998, when they were elected to the Board of Directors. An amended Form 3 reporting the option was filed for each of Messrs. Macaulay and Moses on August 6, 1998.

PROPOSALS BY STOCKHOLDERS


     Stockholder proposals for our Annual Meeting to be held in 2000 must be received by us by December 14, 1999, to be considered for inclusion in our proxy statement for that year. Any stockholder proposal must be sent to our Corporate Secretary at our principal executive offices and must comply with the form and substance requirements established by applicable laws and regulations to be included in the proxy statement.


OTHER BUSINESS

     We know of no other business that will be brought before our Annual Meeting. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the proxies as they deem advisable.

ADDITIONAL INFORMATION AVAILABLE


     We have filed an Annual Report on Form 10-K for 1998 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on the SEC's website at www.sec.gov. We also will provide to any stockholder a copy of our Annual Report on Form 10-K without charge upon written request. Copies of any exhibits to our Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any other questions about us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027) or by telephone ((713) 693-4000) or visit our website at www.weatherford.com.


                                            By Order of the Board of Directors

                                            /s/ CURTIS W. HUFF

                                            Curtis W. Huff
                                            Corporate Secretary

Houston, Texas

April 12, 1999

[WEATHERFORD LOGO]

                        WEATHERFORD INTERNATIONAL, INC.

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                              AND PROXY STATEMENT

                                  MAY 6, 1999

                            9:00 A.M. (HOUSTON TIME)


                     THE LUXURY COLLECTION HOTEL OF HOUSTON

                                1919 BRIAR OAKS
                              HOUSTON, TEXAS 77027

================================================================================

                         WEATHERFORD INTERNATIONAL, INC.

                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 6, 1999


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of Weatherford International, Inc. ("Weatherford") hereby appoints Bernard J. Duroc-Danner and Curtis W. Huff, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of Common Stock of Weatherford that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Weatherford to be held on May 6, 1999, at 9:00 a.m., Houston time, at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 12, 1999:

(1) Election of the following Nominees as Directors, as set forth in the Proxy Statement:

         Philip Burguieres, David J. Butters, Bernard J. Duroc-Danner, Sheldon B. Lubar, William E. Macaulay, Robert B. Millard, Robert K. Moses, Jr. and Robert A. Rayne

             FOR All Nominees listed                       WITHHOLD
             above (except as marked                     All Nominees
             to the contrary below)                      listed above

                               [ ]                                         [ ]

         INSTRUCTION: To withhold authority to vote for any Nominee, write that Nominee's name in the space provided below




         ----------------------------------------------------------------------



(2) To consider and take action upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

================================================================================

================================================================================

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE HEREOF UNDER PROPOSAL 1.

Receipt of the Proxy Statement dated April 12, 1999, and the Annual Report of Weatherford for the year ended December 31, 1998, is hereby acknowledged.


                                  ---------------------------------------------



                                  ---------------------------------------------
                                  Signature of Stockholder(s)

                                  Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. If signer is a corporation, execute in full corporate name by authorized officer.


                                  Date:                               , 1999.
                                       ------------------------------

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.
================================================================================